Exhibit 10(d)(x) to the Annual Report
                                           on Form 10-K of W.W. Grainger, Inc.
                                           for the year ended December 31, 1998


                     CHANGE IN CONTROL EMPLOYMENT AGREEMENT
                               (Senior Executive)


         AGREEMENT by and between W.W. Grainger, Inc., an Illinois corporation (the "Company"), and [[Officer]] ("Executive"), dated as of March ___ , 1999 (the "Agreement Date").

                                    Recitals

         A. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company.

         B. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Executive's full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a Change in Control which (i) will satisfy Executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.

                                    Agreement

         In consideration of the mutual agreements contained herein, the Company and Executive hereby agree as follows:

         1. Certain Definitions. The terms set forth below in alphabetical order have the following meanings (such meanings to be applicable to both the singular and plural forms):

         "Accrued Annual Bonus" means the amount of any Annual Bonus accrued but not yet paid with respect to each fiscal year of the Company ended prior to the Date of Termination.

         "Accrued Base Salary" means the amount of Executive's Annual Base Salary which is accrued but not yet paid as of the Date of Termination.

         "Accrued Obligations" -- see Section 4(a)(i)(A).

         "Agreement Term" means the period commencing on the Agreement Date and ending on the third anniversary of such date or, if later, such later date to which the Agreement Term is extended pursuant to the following sentence. On each day after the second anniversary of the Agreement Date, the Agreement Term shall be automatically


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extended by one day to create a new one-year term until, at any time on or after the second anniversary of the Agreement Date, the Company delivers a written notice (an "Expiration Notice") to Executive stating that this Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is at least 12 months after the date the Expiration Notice is delivered to Executive; provided, however, that if a Change in Control occurs before the Expiration Date specified in an Expiration Notice, then (a) such Expiration Notice shall automatically be cancelled and of no further effect and (b) the Company shall not give Executive any additional Expiration Notice prior to the date which is 24 months after the Effective Date.

         "Annual Base Salary" -- see Section 2(b)(i).

         "Annual Bonus" -- see Section 2(b)(ii).

         "Cause" -- see Section 3(b).

         "Change in Control" means any one or more of the following events:

         (A) approval by the shareholders of the Company of:

                                    (i)   any    merger,    reorganization    or
                  consolidation of the Company or any Subsidiary with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Act) of the Company's Common Stock and securities of the Company entitled to vote generally in the election of directors ("Voting Securities") immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficially owners, directly or indirectly, of at least 60% of the then-outstanding common shares and the combined voting power of the then-outstanding Voting Securities ("Voting Power") of the corporation or other Person surviving or resulting from such merger, reorganization or
                  consolidation   (or  the  parent   corporation   thereof)   in
                  substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization or consolidation, of the then-outstanding Common Stock and Voting Power of the Company; or

                                    (ii) the sale or other disposition of all or
                  substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which at least 60% of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of Common Stock and Voting



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                  Power of the Company  immediately  before the  consummation of such sale or other disposition; or

                                    (iii) a liquidation  or  dissolution  of the
                           Company; or

                  (B)  the  following   individuals  cease  for  any  reason  to
         constitute a majority of the directors of the Company then serving: individuals who, on the Agreement Date, constitute the Board and any subsequently-appointed or elected director of the Company (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the Company's directors then in office whose appointment, election or nomination for election was previously so approved or recommended or who were directors on the Agreement Date; or

                  (C) the acquisition or holding by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act), other than by any Exempt Person, the Company, any Subsidiary, any employee benefit plan of the Company or a Subsidiary, of beneficial ownership (as such term is used in Rule 13d-3 under the Act) of 20% or more of either the Company's then-outstanding Common Stock or Voting Power; provided that:

                                    (i) no such person, entity or group shall be
                  deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary;

                                    (ii) no Change in Control shall be deemed to
                  have occurred solely by reason of any such acquisition if both
                  (x) after giving effect to acquisition, such person, entity or group has beneficial ownership of less than 30% of the then-outstanding Common Stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the directors described in (and not excluded from) paragraph (B) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

                                    (iii) no Change in  Control  shall be deemed
                  to have occurred solely by reason any such acquisition or holding in connection with any merger, reorganization or consolidation of the Company or any Subsidiary which is not a Change in Control within the meaning of paragraph (A)(i) of this definition.

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Notwithstanding  the  occurrence  of any of the foregoing  events,  no Change in
Control shall occur with respect to Executive if (i) the event which otherwise would have be a Change in Control (or the transaction which resulted in such event) was initiated by Executive or was discussed by him with any third party, in either case without the approval of the Board with respect to Executive's initiation or discussion, as applicable, or (ii) Executive is, by written agreement, a participant on his own behalf in a transaction in which the persons (or their affiliates) with whom Executive has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, Executive has an equity interest (or a right to acquire such equity interest) in the resulting entity.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Date of Termination" means the effective date of any termination of Executive's employment for any or no reason, whether by the Company or by Executive, as specified in the Notice of Termination; provided, however, that if Executive's employment is terminated by reason of his death or Disability, the Date of Termination shall be the date of death of or the Disability Effective Date, as the case may be.

         "Effective Date" means the first date during the Agreement Term on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if Executive's employment with the Company is terminated prior to the date on which a Change in Control occurs, and Executive reasonably demonstrates that such termination of employment (i) was requested by a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the Effective Date shall be the date immediately prior to the Date of Termination.

         "Employment Period" means the period commencing on the Effective Date and ending on the third anniversary of such date.

         "Exempt Person" means any one or more of the following:

                  (a) any descendant of W.W. Grainger (deceased) or any spouse, widow or widower of any such descendant (any such descendants, spouses, widows and widowers collectively defined as the "Grainger Family Members");

                  (b) any descendant of E.O. Slavik (deceased) or any spouse, widow or widower of any such descendant (any such descendants, spouses, widows and widowers collectively defined as the "Slavik Family Members" and with the Grainger Family Members collectively defined as the "Family Members");

                  (c) any trust which is in existence on the Agreement Date and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before the Agreement Date, and The Grainger Founda-


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tion  (such  trusts,  estates  and  named  entity  collectively  defined  as the
"Grainger Family Entities");

                  (d) any trust which is in existence on the Agreement Date and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the Agreement Date, Mark IV Capital, Inc., and Mountain Capital Corporation (such trusts, estates and named entities collectively defined as the "Slavik Family Entities" and with the Grainger Family Entities collectively defined as the "Existing Family Entities");

                  (e) any estate of a Family Member who dies after the Agreement Date or any trust established after the Agreement Date by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Code ("Charitable Organizations"), collectively are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust;

                  (f) any Charitable Organization which is established by one or
more  Family  Members  or  Existing  Family   Entities  (a  "Family   Charitable
Organization");

                  (g) any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations; or

                  (h) any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations.

         "Formula Bonus"  means the greater of:

                  (a) the average dollar amount of annual bonus paid or payable to Executive during the three fiscal years preceding the Date of Termination (any such annual bonus amount to be annualized for any fiscal year consisting of less than 12 full months or with respect to which Executive has been employed by the Company for less than 12 full months), or

                  (b) the amount of the Annual Bonus which Executive was, as of the Date of Termination, eligible to receive in respect of the fiscal year of the Date of Termination, assuming for purposes of this paragraph (i) that target-level performance had been achieved for such fiscal year, (ii) that Executive's employment would have continued until the first date on which such Annual Bonus would have been payable, and (iii) if the amount of such Annual Bonus that Executive

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         was eligible to receive was reduced after the  Effective  Date (whether or not such reduction qualified as Good Reason), that such reduction had not occurred.

         "Good Reason" -- see Section 3(c).

         "Gross-Up Multiple" -- see Section 9(e).

         "Highest Profit Sharing Plan Contribution" -- see Section 2(b)(iii).

         "Including" means including without limitation.

         "Non-Employee Director" means a director of the Company who is not an employee of (i) the Company, (ii) any Subsidiary or (iii) any Person who beneficially owns more than 30% of the Common Stock then outstanding.

         "Person" means .any individual, corporation, partnership, limited liability company, sole proprietorship, trust or other entity.

         "Policies" means policies, practices and programs.

         "Prorated Annual Bonus" means (i) the product of the amount of the Annual Bonus to which Executive would have been entitled (based on target-level performance) if he had been employed by the Company on the last day of the Company's fiscal year that includes the Date of Termination and if performances were achieved at the target level for such fiscal year, multiplied by (ii) a fraction of which the numerator is the numbers of days that have elapsed in such fiscal year through the Date of Termination and the denominator is 365.

         "Subsidiary" means corporation, limited liability company, partnership or other business entity in which the Company, directly or indirectly, holds a majority of the voting power of the outstanding securities.

         "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

         2. Terms of Employment. The Company shall to continue Executive in its employ during the Employment Period on the following terms and conditions:

                  (a)  Position and Duties.

                           (i) During the Employment Period, (A) Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-


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         day period immediately preceding the Effective Date and (B) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

                           (ii) During the Employment Period, and excluding any periods of vacation, sick leave and disability to which Executive is entitled, Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive thereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities are consistent with the policies of the Company at the Effective Date and do not significantly interfere with the performance of Executive's responsibilities (as set forth in this Agreement) as an employee of the Company. To the extent that any such activities have been conducted by Executive prior to the Effective Date and were consistent with the policies of the Company at the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company.

                  (b)  Compensation.

                           (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary in cash ("Annual Base Salary"), which shall be paid in a manner consistent with the Company's payroll practices immediately preceding the Effective Date at a rate at least equal to 12 times the highest monthly base salary (unreduced by any salary reductions or deferrals pursuant to a plan maintained under
         Section 401(k) of the Code or any similar plan) paid or payable to Executive by the Company in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Company shall review the Annual Base Salary at least annually and shall increase Annual Base Salary at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to peer executives of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to Annual Base Salary as so increased.

                           (ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year during the Employment Period, an annual


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         bonus  (the  "Annual  Bonus")  in cash  which is at least  equal to the average dollar amount of annual bonus paid or payable to Executive during the three fiscal years preceding the Effective Date (any such annual bonus amount to be annualized for any fiscal year consisting of less than 12 full months or with respect to which Executive has been employed by the Company for less than 12 full months). The Company shall pay each such Annual Bonus no later than 90 days after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus.

                           (iii) Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans and Policies applicable to peer executives of the Company, but in no event shall such plans and Policies provide Executive with incentive, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such plans and Policies as in effect at any time during the 90-day period immediately preceding the Effective Date. Benefits to which this paragraph shall apply include, but are not limited to, a contribution ("Highest Profit Sharing Plan Contribution") for each calendar year of Executive's employment during the Employment Period, on Executive's behalf to the W.W. Grainger, Inc. Profit Sharing Plan (the "PST") and, if applicable, a credit under the W.W. Grainger, Inc. Supplemental Profit Sharing Plan (the "Supplemental Plan" and with the PST, collectively referred to as the "Profit Sharing Plans") equal to not less than the product of (A) the greater of (I) 15%; or (II) the highest percentage of the sum of Executive's base salary and annual bonus paid or payable as a contribution to or credit under the Profit Sharing Plans, as applicable, for any of the three fiscal years preceding the Effective Date, and (B) the sum of Executive's Annual Base Salary and Annual Bonus, each as of the first day of such calendar year. In the event that a contribution or credit, as applicable, of less than the Highest Profit Sharing Plan Contribution is made to the Profit Sharing Plans on Executive's behalf for any calendar year of Executive's employment during the Employment Period, Executive shall be entitled to a cash payment equal to the difference between the Highest Profit Sharing Plan Contribution and the amount of the Company's contribution or credit, as applicable, to the Profit Sharing Plans on Executive's behalf for such year, payable at the time that the Company's contribution is made to the PST, but in no event later than the date prescribed by law, including extensions of time, for the filing of the Company's federal income tax return for such year.

                           (iv) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans and Policies provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident


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         insurance  plans and programs) and applicable to peer executives of the
         Company, but in no event shall such plans and Policies provide benefits which are less favorable, in the aggregate, than the most favorable of such plans and Policies in effect at any time during the 90-day period immediately preceding the Effective Date.

                           (v) Expenses. During the Employment Period, Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

                           (vi) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the most favorable plans and Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

                           (vii) Office; Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to peer executives of the Company.

                           (viii)  Vacation.   During  the  Employment   Period,
         Executive shall be entitled to paid vacation in accordance with the most favorable plans and Policies of the Company as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

                           (ix) Subsidiaries. To the extent that, immediately prior to the Effective Date, Executive has been on the payroll of, and participated in the bonus, incentive or employee benefit plans of, a Subsidiary, the references to the Company contained in Sections 2(b)(i) through 2(b)(viii) and elsewhere in this Agreement referring to benefits to which Executive may be entitled shall also refer to such Subsidiary.

         3.  Termination of Employment.

                  (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment


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Period,  it may give to Executive  written  notice of its intention to terminate
Executive's employment. In such event, Executive's employment with the Company shall terminate as of the 30th day after Executive's receipt of such notice (the "Disability Effective Date"); provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties. "Disability" means the absence of Executive from Executive's duties with the Company on a full-time basis for a period of time equal to the Waiting Period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld or delayed). "Waiting Period" means the waiting period under a long-term disability plan of the Company that is applicable to Executive and satisfies the requirements of
Section 2(b)(iv).

                  (b) Cause. The Company may terminate Executive's employment during the Employment Period for Cause. "Cause" means the occurrence of any one or more of the following actions or failures to act as determined by the Board in its reasonable judgment and in good faith:

                           (i) embezzlement, fraud or theft with respect to the property of the Company or a conviction for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company;

                           (ii)   habitual   neglect  in  the   performance   of
         Executive's significant duties (other than on account of incapacity due to physical or mental illness or Disability); or

                           (iii) a demonstrably deliberate act or failure to act, including a violation of the rules or policies of the Company, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company; provided, however, that, unless such an act or a failure to act was done by Executive in bad faith or without a reasonable belief that Executive's act or failure to act, as the case may be, was in the best interest of the Company or was required by applicable law, such act or failure to act shall not constitute Cause if, within 20 days after the Board or the Chief Executive Officer of the Company gives Executive written notice of such act or failure to act that specifically refers to this Section, Executive cures such act or failure to act to the fullest extent that it is curable.

"Cause" shall not mean (x) bad judgment or negligence other than habitual neglect of significant duties or (y) any act or omission in respect of which the Board could have properly determined that Executive met the applicable standard of conduct for the indemnification or reimbursement under the by-laws of the Company or applicable law, in each case as in effect at the time of such act or omission. In addition, a termination


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of Executive's employment shall not be deemed to be for Cause unless each of the following conditions is satisfied:

                           (v) The Company provides Executive a written notice (a "Notice of Intent to Terminate") not less than 30 days prior to the Date of Termination setting forth the Company's intention to consider terminating Executive's employment. Such Notice shall include a statement of the intended Date of Termination and a detailed description of the specific facts that the Company believes to constitute Cause.

                           (w) No act or omission of Executive shall constitute Cause if such act or omission occurred more than 12 months before the earliest date on which any member of the Board who is not a party to the act or omission knew or in the reasonable exercise of his or her duties as a director should have know of such act or omission.

                           (x) Executive is offered an opportunity to respond to such Notice of Intent to Terminate by appearing in person, together with Executive's legal counsel, before the Board on a date specified in the Notice of Intent to Terminate, which date shall be at least 25 days after Executive's receipt of the Notice of Intent to Terminate and, in any event, at least five days prior to the Date of Termination proposed in such Notice.

                           (y) By a vote of the Board that includes the affirmative vote of at least 75% of the Non-Employee Directors, the Board determines that the actions of Executive specified in the Notice of Intent to Terminate constitute Cause and that Executive's employment should accordingly be terminated for Cause.

                           (z) The Company provides Executive a copy of the Board's written determination setting forth in detail (I) the specific basis for such termination for Cause and (II) if the Date of Termination is other than the date of Executive's receipt of such determination, the Date of Termination (which date shall be not more than 15 days after the giving of such notice).

By determination of the Board, the Company may suspend Executive from his duties for a period of up to 30 days with full pay and benefits thereunder during the period of time in which the Board is determining whether to terminate Executive for Cause. Any purported termination for Cause by the Company that does not satisfy each substantive and procedural requirement of this Section 3(b) shall be treated for all purposes under this Agreement as a termination by the Company without Cause.

         (c) Good Reason. Executive may terminate his employment at any time during the Employment Period for Good Reason. "Good Reason" means any one or more of the following:

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

                           (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), or any other action by the Company which results in a material adverse change in such position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (ii) any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (iii) any requirement that Executive be based at any office or location other than the location specified in Section 2(a)(i)(B);

                           (iv) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement (it being understood that any such purported termination shall not be effective for any other purpose of this Agreement);

                           (v) any failure by the Company to comply with Section 10(c); or

                           (vi) anything in this Agreement to the contrary notwithstanding, any termination by Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date.

Any good faith determination of Good Reason made by Executive shall be conclusive.

                  (d) Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive thereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights thereunder.

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

         4. Obligations of the Company upon Termination.

                  (a) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, Executive's employment shall be terminated by the Company other than for Cause, death or Disability, or by Executive for Good Reason, then the Company shall have all of the following obligations:

                           (i) The Company shall pay to Executive the following amounts in a lump sum in cash within 10 days after Executive's Date of
         Termination:

                                            (A) an  amount  equal  to the sum of
                  Executive's Accrued Base Salary, Accrued Annual Bonus and accrued but unpaid vacation pay (collectively, the "Accrued Obligations"),

                                            (B) the Prorated Annual Bonus,

                                            (C) the product of three (3.0) (such
                  number, the "Severance Multiple") times the sum of Executive's
                  (1) Annual Base Salary, (2) Formula Bonus and (3) Highest Profit Sharing Plan Contribution; and

                                            (D) an amount  equal to the value of
                  the unvested portion of Executive's accounts under the Profit Sharing Plans as of the Date of Termination.

                                    (ii) (A) During the period commencing on the
                  Date of Termination and continuing thereafter for a number of years equal to the Severance Multiple, or such longer period as any plan or Policy in which Executive is a participant as of the Date of Termination (such eligibility to be determined based on the terms of such plan or Policy as in effect on the Effective Date or, if more favorable to Executive, the terms of such plan or Policy as in effect on the Date of Termination), the Company shall continue to provide, at no cost to Executive, medical (including post-retirement medical benefits to the extent that Executive is or becomes eligible for such benefits as of the Date of Termination after giving effect to paragraph (C) of this Section 4(a)(ii)), prescription, dental and similar health care benefits (or, if such benefits are not available, the after-tax economic value thereof determined pursuant to paragraph (D) of this Section 4(a)(ii)) to Executive and his family.

                                            (B) The terms of such benefits shall
                  be at least as favorable to Executive as the terms of the most favo-

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
                  rable plans or Policies of the Company applicable to peer executives at Executive's Date of Termination, but in no event less favorable to Executive than the most favorable plans or Policies of the Company applicable to peer executives during the 90-day period immediately preceding the Effective Date.

                                            (C)  For  purposes  of   determining
                  whether, and on what terms and conditions, Executive is eligible to receive the post-retirement medical benefits specified in paragraph (A) above, Executive shall on the Date of Termination be credited with three (3.0) additional years for purposes of attained age and years of service.

                                            (D) The after-tax  economic value of
                  any benefit to be provided pursuant to paragraph (A) above shall be deemed to be the present value of the premiums expected to be paid for all such benefits that are to be provided on an insured basis. The after-tax economic value of all other benefits shall be deemed to be the present value of the expected net cost to the Company of providing such benefits.

                           (iii) The Company shall cause Executive to receive, at the Company's expense, standard outplacement services from a nationally-recognized firm selected by Executive; provided that the cost of such services to the Company shall not exceed 15% of Executive's Annual Base Salary in effect on the Date of Termination.

                  (b) Cause; Other than for Good Reason. If, during the Employment Period, Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason, the Company shall pay to Executive in a lump sum in cash within no more than 10 days after the Date of Termination, any Accrued Obligations.

                  (c) Death or Disability. If, during the Employment Period, Executive's employment is terminated by reason of Executive's death or Disability, the Company shall pay to Executive in cash a lump sum amount equal to all Accrued Obligations within no more than 10 days after the Date of Termination.

         5. Non-exclusivity of Rights. If Executive receives payments pursuant to Section 4(a), Executive hereby waives the right to receive severance payments under any other plan, policy or agreement of the Company. Except as provided in the previous sentence, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans or Policies provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its Subsidiaries.

         6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be


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
affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.

         7. No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as result of employment by another employer or by any retirement benefits which may be paid or payable to Executive; provided, however, that any continued welfare benefits provided for pursuant to Section 4(a)(ii) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

         8. Enforcement.

                  (a) If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement, the Company shall, regardless of the outcome of such effort, pay or reimburse Executive for such fees and expenses, together with an additional amount such that, after providing for the Taxes payable by Executive in respect of such additional amount, there remains a balance sufficient to pay the Taxes payable by Executive in respect of such payment or reimbursement of fees and expenses by the Company. The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after its receipt of his request for reimbursement accompanied by reasonable evidence that the fees and expenses were incurred.

                  (b) If Executive does not prevail (after exhaustion of all available judicial remedies), and the Company establishes before a court of competent jurisdiction that Executive had no reasonable basis for bringing an action hereunder and acted in bad faith in doing so, no further reimbursement for legal fees and expenses shall be due to Executive and Executive shall refund any amounts previously reimbursed hereunder with respect to such action.

                  (c) If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to 200 basis points over the prime commercial lending rate published from time to time in The Wall Street Journal; provided, however, that if the interest rate determined in accordance with this Section shall in no event exceed the highest legally-permissible interest rate.

         9. Certain Additional Payments by the Company.

                  (a) Gross-Up. If it is determined (by the reasonable computation of the Company's independent auditors, which determination shall be certified to by such auditors and set forth in a written certificate ("Certificate") delivered to Executive) that


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

any monetary or other benefit received or deemed received by Executive from the Company or any Subsidiary or affiliate pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the "Potential Parachute Payments"), is or will become subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, subject to Section 9(h), within five business days after such determination, pay Executive an amount (the "Gross-Up Payment") equal to the product of:

                           (i)      the amount of such Excise Taxes

multiplied by

                           (ii)     the Gross-Up Multiple.

The Gross-Up Payment is intended to compensate Executive for the Excise Taxes and any other Taxes payable by Executive with respect to the Gross-Up Payment.

                  (b) Timing. Executive or the Company may at any time request the preparation and delivery to Executive of a Certificate. The Company shall, in addition to complying with Section 9(c), cause all determinations and certifications under this Article to be made as soon as reasonably possible and in adequate time to permit Executive to prepare and file his individual tax returns on a timely basis.

                  (c)  Determination by Executive.

                           (i) If (A) the Company shall fail to deliver a Certificate to Executive within 30 days after receipt from Executive of a written request for a Certificate, (B) the Company shall deliver a Certificate to Executive but shall fail to pay to Executive the full amount of the Gross-Up Payment set forth therein, or (C) at any time following his receipt of a Certificate, Executive disputes either (x) the amount of the Gross-Up Payment set forth therein or (y) the determination set forth therein to the effect that no Gross-Up Payment is due by reason of Section 9(h)), then Executive may elect to require the Company to pay a Gross-Up Payment in the amount determined by Executive, in accordance with an Executive Counsel Opinion (as defined in Section 9(f)). Executive shall make any such demand by delivery to the Company of a written notice that specifies the Gross-Up Payment determined by Executive and an Executive Counsel Opinion regarding such Gross-Up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within 15 days after delivery of Executive's Determination to the Company, the Company shall either (1) pay Executive the Gross-Up Payment set forth in the Executive's Determination (less the portion of such amount, if any, previously paid to Executive by the Company) or (2) deliver to Executive a Certificate specifying the Gross-Up Payment determined by the


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
         Company's independent auditors, together with a Company Counsel Opinion (as defined in Section 9(f)), and pay Executive the Gross-Up Payment specified in such Certificate. If for any reason the Company fails to comply with the preceding sentence, the Gross-Up Payment specified in the Executive's Determination shall be controlling for all purposes.

                           (i) If Executive does not request a Certificate, and the Company does not deliver a Certificate to Executive, the Company shall, for purposes of Section 9(h), be deemed to have determined that no Gross-Up Payment is due.

                  (d) Additional Gross-Up Amounts. If for any reason (whether pursuant to subsequently-enacted provisions of the Code, final regulations or published rulings of the Internal Revenue Service ("IRS"), a final judgment of a court of competent jurisdiction or a determination of the Company's independent auditors) it is later determined that the amount of Excise Taxes payable by Executive is greater than the amount determined by the Company or Executive pursuant to Section 9(a) or 9(b), as applicable, then the Company shall pay Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the product of:

                           (i) the sum of (A) such  additional  Excise Taxes and
         (B) any interest, fines, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Section 9(a) or 9(b), as applicable, multiplied by:

                  (ii)     the Gross-Up Multiple.

                  (e) Gross-Up Multiple. The Gross-Up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective after-tax marginal rates of all Taxes and any Excise Taxes applicable to the Gross-Up Payment; provided that such sum of rates shall not exceed 0.8 and if it does exceed 0.8, it shall be deemed to be 0.8. If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average (not to exceed 0.80) of such rates shall be used.

                  (f) Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally-recognized executive compensation counsel to the effect that the amount of the Gross-Up Payment determined by Executive is the amount that courts of competent jurisdiction, based on a final judgment not subject to further appeal, are most likely to decide to have been calculated in accordance with this Article and applicable law. "Company Counsel Opinion" means a legal opinion of nationally-recognized executive compensation counsel to the effect that (i) the amount of the Gross-Up Payment set forth in the Certificate of the Company's independent auditors is the



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

amount that courts of competent jurisdiction, based on a final judgment not subject to further appeal, are most likely to decide to have been calculated in accordance with this Article and applicable law, and (ii) there is no reasonable basis for the calculation of the Gross-Up Payment determined by Executive.

                  (g) Amount Increased or Contested. Executive shall notify the Company in writing of (i) any claim by the IRS or other taxing authority that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments or (ii) of any intention by Executive to pay any Excise Taxes in respect of Potential Parachute Payments notwithstanding the absence of such a claim. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. Executive shall give such notice as soon as practicable, but no later than 10 business days, after Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Company's obligations under this Article only if and to the extent that such failure results in actual prejudice to the Company. Executive shall not pay such claim less than 30 days after Executive gives such notice to the Company (or, if sooner, the date on which payment of such claim is due). If the Company notifies Executive in writing before the expiration of such 30-day period that the Company desires to contest such claim, Executive shall:

                           (i)  give  the  Company  any   information   that  it
         reasonably requests relating to such claim,

                           (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith to contest such claim, and

                           (iv)  permit  the  Company  to   participate  in  any
         proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Company shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

                  (h) Limitation on Gross-Up Payments. Notwithstanding any other provision of this Section 9, if it shall be determined (by the reasonable computation of the Company's independent auditors, which determination shall be certified to by such auditors and set forth in the Certificate delivered to Executive) that the aggregate amount of the Potential Parachute Payments that, but for this Section 9(h), would be payable to Executive, does not exceed 110% of the greatest amount of Potential Parachute Payments that could be paid to Executive without giving rise to any liability for Excise Taxes in connection therewith (such greatest amount, the "Floor Amount"), then:

                           (i) no Gross-Up  Payment  shall be made to Executive;
         and

                           (ii) the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (A) not cause any Excise Taxes to be payable by Executive and (B) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of
         Section 280G of the Code (or any successor provision); provided, however, that in no event shall any such reduction (x) in any way affect any Potential Parachute Payments that are provided to Executive in any form other than cash or (y) reduce the aggregate amount of Potential Parachute Payment that are payable in cash to an amount below the aggregate amount of Taxes payable by Executive in respect of all Potential parachute Payments received by him (whether in cash or otherwise).

For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of federal and Illinois Taxes.

                  (i) Refunds. If, after the receipt by Executive of any payment or advance of Excise Taxes by the Company pursuant to this Article, Executive becomes entitled to receive any refund with respect to such Excise Taxes, Executive shall (subject to the Company's complying with any applicable requirements of Section 9(g)) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(g), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Any contest of a denial of refund shall be controlled by
Section 9(g).

         10.  Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor which has satisfied the provisions of Section 10(c). This Agreement shall inure to the benefit of the Company and such permitted assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. All references to the Company shall also refer to any such successor, and the Company and such successor shall be jointly and severally liable for all obligations of the Company under this Agreement.

         11.  Miscellaneous.

                  (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to such State's principles of conflict of laws.

                  (b) Notices. All notices hereunder shall be in writing and shall be given by hand delivery, nationally-recognized courier service that provides overnight delivery, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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         If to  Executive,  at his most  recent  home  address  on file with the
Company.

         If to the Company, to:     W.W. Grainger, Inc.
                                    455 Knightsbridge Parkway
                                    Lincolnshire, Illinois  60069-3620
                                    Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice shall be effective when actually received by the addressee.

                  (c) Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

                  (d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) Amendments; Waiver. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.

                  (f) Entire Agreement. This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise.

                  (g) No Right to Employment. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is at will, and, prior to the Effective Date, may be terminated by either Executive or the Company at any time. Upon a termination of Executive's employment prior to the Effective Date, there shall be no further rights under this Agreement.

                  (h) Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a section of this Agreement.

                  (i) Survival of Executive's Rights. All of Executive's rights hereunder shall survive the termination of Executive's employment.

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                  (j) Number and  Gender.  Wherever  appropriate,  the  singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

                  (k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.


                                           W.W. GRAINGER, INC.


                                           By:
                                              ---------------------------
                                                   Richard L. Keyser
                                           Chairman and Chief Executive Officer


                                           EXECUTIVE:

                                           --------------------------------
                                                     [[Officer]]

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